Exhibit (a)(1)(C)
Offer to Purchase

All Outstanding Shares of Common Stock

of

Squarespace, Inc.

at

$46.50 Per Share in Cash

Pursuant to the Offer to Purchase dated September 16, 2024

by

Spaceship Group MergerCo, Inc.
a wholly owned subsidiary of

Spaceship Purchaser, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE
FOLLOWING 11:59 PM, NEW YORK CITY TIME, ON OCTOBER 11, 2024, UNLESS
THE OFFER IS EXTENDED OR TERMINATED.
September 16, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Spaceship Group MergerCo, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Spaceship Purchaser, Inc. (“Parent”), a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, consisting of Class A, Class B and Class C Common Stock, each with a par value of $0.0001 per share (collectively, the “Shares”), of Squarespace, Inc., a Delaware corporation (“Squarespace”), at a purchase price of $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 16, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
1.	The Offer to Purchase dated September 16, 2024.
2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with Internal Revenue Service Form W-9.
3.
A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4.	Squarespace’s Solicitation/Recommendation Statement on Schedule 14D-9.
5.	A return envelope addressed to Computershare Trust Company, N.A. (the “Depositary”).
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, NEW YORK CITY TIME, ON OCTOBER 11, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 9, 2024 (the “Merger Agreement”), by and among Parent, Merger Sub and Squarespace. The Merger Agreement provides, among other things, that after consummation of the Offer, Merger Sub will merge with and into Squarespace (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Squarespace continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares (as each is defined in the Offer to Purchase)) will be cancelled and automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to deduction for any required tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.
The Special Committee (as defined in the Offer to Purchase) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders (as defined in the Offer to Purchase); (ii) recommended to the Board of Directors of Squarespace that it approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their Shares (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation had not been withdrawn, rescinded or modified in any way as of the date of the Offer.
The Board of Directors of Squarespace has unanimously, acting upon the recommendation of the Special Committee, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Squarespace and the holders of Shares; (ii) approved the Merger Agreement and the execution and delivery of the Merger Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares.
The Offer is conditioned upon (i) there having been validly tendered and not validly withdrawn the number of Shares that, together with any Owned Company Shares (as defined in the Offer to Purchase), as defined in the Merger Agreement, that equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares, (ii) the number of Shares beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders, as defined in the Merger Agreement, and validly tendered and not validly withdrawn, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders, (iii) the number of shares of Class B Common Stock (as defined in the Offer to Purchase) validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class B Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class B Common Stock, and (iv) the number of shares of Class A Common Stock (as defined in the Offer to Purchase) validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class A Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class A Common Stock in each case as of the Expiration Time, but excluding any shares of Company Common Stock held in treasury by the Company as of the expiration of the Offer or any other shares of Company Common Stock acquired by the Company prior to the Expiration of the Offer (including any shares of Company Common Stock acquired in connection with tax withholding or payment of the exercise price for the exercise of Company Options, Company PSUs, or Company RSUs (each as defined in the Merger Agreement) (collectively, the “Minimum Condition”). The Offer is also subject to the other conditions described in the Offer to Purchase.
In all cases, Merger Sub will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of non-certificated Shares represented by book-entry (“Book-Entry Shares”)) or, in the case of Book-Entry Shares, confirmation of book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of Book-Entry Shares, confirmation of a book-entry transfer of such Shares in to the Depositary’s account at The Depository Trust Company and (iii) any other documents required by the Letter of Transmittal. For the avoidance of doubt, no holder of record of Book-Entry Shares entitled to receive payment shall be required to deliver a certificate or an executed Letter of Transmittal to the Depositary to receive the payment in respect of such Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmation of book-entry transfer with respect to Book-Entry Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction or any administrative or judicial action pursuant thereto. Merger Sub may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or any other person (other than Okapi Partners LLC (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.
Any stock transfer taxes applicable to the sale of Shares to Merger Sub pursuant to the Offer will be paid by Merger Sub or any successor entity thereto, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.
PLEASE NOTE THAT MERGER SUB IS NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES. Therefore, stockholders must allow sufficient time for the necessary tender procedures prior to the expiration of the Offer. In addition, for stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to the expiration of the Offer. Stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the expiration of the Offer will be disregarded and of no effect.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Spaceship Purchaser, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, MERGER SUB, SQUARESPACE, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.